Exhibit 10.2
Summary of employment arrangement between Registrant and Mr. B.M. Heck, effective May 23, 2007
As Executive Chair, Mr. Heck will be compensated at the rate of $20,000 per month and will receive standard options and restrictive stock units granted to Company directors (8,000 Options and 5,000 restricted share units) and benefits similar to executive officers of the Company. This position is expected to require less than 40 hours per week.